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                       AMENDED CERTIFICATE OF DESIGNATION
                            OF RIGHTS AND PREFERENCES

                                   RELATING TO

                   SERIES A CUMULATIVE SENIOR PREFERRED STOCK


         Boots & Coots International Well Control, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That no shares have been issued pursuant to the Corporation's Certificate of Designation of Rights and Preferences relating to Series A Cumulative Senior Preferred Stock ("Series A Stock"), filed on April 8, 1999 ("Certificate of Designation"), which designated 150,000 shares of Series A Stock with an aggregate face value of $15,000,000 ($100.00 per share) out of the Corporation's 5,000,000 authorized shares of preferred stock, par value $0.00001 per share ("Preferred Stock");

         SECOND: That the Corporation, effective the 9th day of April 1999, approved an amendment to the Certificate of Designation to amend the Dividend Payment Dates under Paragraph 2B thereof according to the following resolution of the Board of Directors:

                  "RESOLVED, in regard to the Transaction Documents, including, specifically, the Certificate of Designation and the Purchase Agreement, and the taking of any actions required or necessary to be taken thereunder, that the Chief Executive Officer of the Company, any Vice President or other proper officer of the Company is hereby authorized and directed to execute and deliver or file, for and on behalf of the Company, such documents, certificates representing shares of Series A Stock and such other documents as are contemplated therein or as may be deemed necessary or desirable by such officers, and to take such actions in the name of and on behalf of the Company as are deemed necessary or desirable by such officers in order to comply with or give effect to the terms thereof and the transactions contemplated therein; and

                  "RESOLVED, that the officers executing and delivering the above-described documents are hereby authorized and empowered to execute and deliver the same in the name and on behalf of the Company in such manner of counterparts as the officers executing the same shall deem necessary or desirable, and with such terms, conditions and provisions, including modifications from the documents presented to the Board of Directors, as the officers executing the same may approve, the execution of such documents to evidence such approval conclusively;"

         THIRD: As originally filed in the Certificate of Designation, Paragraph 2B read as follows:

         "Dividends on shares of Series A Stock shall be payable in cash quarterly in arrears, when and as declared by the Board, on March 31, June 30, September 30 and December 31 of each year or the next business day if such date falls on a Saturday, Sunday, or legal holiday (each such date being hereinafter referred to as a "Dividend Payment Date"), to holders of record as they appear on the records of


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         the Corporation on any record date not exceeding sixty (60) days preceding such Dividend Payment Date. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Dividend Payment Date, to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board."

         FOURTH: As amended, Paragraph 2B now reads as follows:

         "Dividends on shares of Series A Stock shall be payable in cash quarterly in arrears, when and as declared by the Board, on January 31, April 30, July 31, and October 30 of each year or the next business day if such date falls on a Saturday, Sunday, or legal holiday (each such date being herein referred to as a "Dividend Payment Date") to holders of record as they appear on the records of the Corporation on any record date not exceeding sixty (60) days preceding such Dividend Payment Date; provided, however, that if the initial Dividend Payment Date following the issuance of shares of Series A Stock represents less than a full quarterly period, the dividends for such period shall be due and payable on the next succeeding Dividend Payment Date. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Dividend Payment Date, to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board."

         FIFTH: That the Certificate of Designation be restated in its entirety as amended; so as to set forth the following relative rights, preferences, voting powers, qualifications and privileges of the Series A Stock:

         1. Voting.

         1A. General Voting Rights. Except as may be otherwise provided in subparagraph 1B, the terms of the Series A Stock or by law, the Series A Stock shall be entitled to notice of all stockholders' meetings in accordance with the Corporation's By-laws, and the holders of the Series A Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, excluding the election of directors as to which such shares shall not be entitled to any vote, together with the holders of the common stock, $0.00001 par value per share, of the Corporation ("Common Stock"), voting together as a single class with each share of Common Stock. Each share of Series A Stock shall be entitled to one vote on all such matters.

         1B. Separate Voting Rights. In addition to the general voting rights set forth in subparagraph 1A, but subject to the qualifications hereinafter set forth, the holders of the Series A Stock shall have the right to vote, separately as a single class, at a meeting of the holders of the Series A Stock or by such holders' written consent or at any annual or special meeting of the stockholders of the Corporation on any of the following matters: (i) the creation, authorization, or issuance of any class or series of shares ranking on an parity with or senior to the Series A Stock with respect to dividends or upon the liquidation, dissolution, or winding up of the Corporation, and (ii) any agreement or other corporate action which would adversely affect the powers, rights, or preferences of the holders of the Series A Stock. A majority of the shares of Series A Stock, represented in person or by proxy, shall constitute a quorum at any meeting of the holders of the Series A Stock. Action may be taken at any meeting of the Series A Stock holders at which a


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quorum is present by the holders of a majority of the shares of Series A Stock represented at such meeting in person or by proxy. The holders of Series A Stock may take action, in lieu of a meeting, by a written consent signed by the holders of such number of shares of Series A Stock as is required to approve such action at any meeting of the holders of Series A Stock.



         2. Dividends.

         2A. Cumulative Dividends. The holders of record of the Series A Stock shall be entitled to receive cumulative cash dividends, when and as declared by the Board of Directors of the Corporation out of funds legally available therefor, at a rate of six and one quarter percent (6.25%) per annum on the face value ($100.00) denominated thereon (subject to adjustment for stock splits, stock dividends, reorganization, reclassification or similar events (the "Adjusted Face Value")). Shares of Series A Stock outstanding after the fifth anniversary of the date of issuance thereof shall thereafter be entitled to receive cumulative cash dividends, when and as declared by the board of directors of the Corporation out of funds legally available therefor, at a rate equal to the greater of (i) the prime rate of Citibank, N.A., plus six and one quarter percent (6.25%) per annum, or (ii) fourteen percent (14%) per annum on the Adjusted Face Value thereon for each subsequent annual period; provided that in no event shall the rate thereof exceed the maximum rate permitted by Texas law.

         2B. Payment. Dividends on shares of Series A Stock shall be payable in cash quarterly in arrears, when and as declared by the Board, on January 31, April 30, July 31, and October 30 of each year or the next business day if such date falls on a Saturday, Sunday, or legal holiday (each such date being herein referred to as a "Dividend Payment Date") to holders of record as they appear on the records of the Corporation on any record date not exceeding sixty (60) days preceding such Dividend Payment Date; provided, however, that if the initial Dividend Payment Date following the issuance of shares of Series A Stock represents less than a full quarterly period, the dividends for such period shall be due and payable on the next succeeding Dividend Payment Date. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Dividend Payment Date, to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board.

         2C. Default in Payment. Dividends on the Series A Stock shall commence to accrue and shall be cumulative from and after the date of initial issuance thereof, whether or not declared by the Board. To the extent that dividends remain unpaid ten (10) business days after the applicable Dividend Payment Date, additional dividends shall accrue thereon at a rate of six and one quarter percent (6.25%) per annum until paid and shall be a continuing obligation of the Corporation. Cash dividends paid on the shares of Series A Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         2D. Dividends on Common or Junior Stock. The Series A Stock shall rank senior to all Junior Stock (as defined below) of the Company with respect to the payment of dividends. No dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other Junior Stock (as defined below)) shall be declared or paid or set aside for payment on the Common Stock or on any other Junior Stock, nor shall any Common Stock or any other Junior


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Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of Common Stock or other Junior Stock) unless, in each case, full cumulative dividends on all outstanding shares of the Series A Stock shall have been declared and paid through and including the most recent Dividend Payment Date. "Junior Stock" shall include the Common Stock and all other equity securities of the Corporation, including other shares of Preferred Stock, over which the Series A Stock has preference or priority in the payment of dividends, in the distribution of assets, upon redemption and upon dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any Deemed Liquidation (as defined below), before any distribution or payment is made with respect to any Junior Stock, holders of each share of Series A Stock shall be entitled to be paid an amount equal to the Adjusted Face Value denominated thereon plus, in the case of each share, an amount equal to all dividends accrued or declared but unpaid thereon, computed to the date payment thereof is made available, and the holders of Series A Stock shall not be entitled to any further payment, such amount payable with respect to Series A Stock being sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Stock shall be insufficient to permit payment to the holders of Series A Stock of the amount distributable to such parties, then the entire assets of the Corporation available to be so distributed, if any, shall be distributed among the holders of the Series A Stock pro rata, based upon the number of shares of Series A Stock held. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Stock shall have been paid in full the entire Liquidation Payments to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Junior Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by reputable overnight courier service, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Stock entitled to such Liquidation Payments, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding of the Corporation within the meaning of the provisions of this paragraph 3 ("Deemed Liquidation").

         4. Redemption.

         4A. Optional Redemption. The Corporation may, at its option, at any time commencing two (2) years after the initial date of issuance of the Series A Stock, redeem all or any portion of the outstanding shares of Series A Stock.

         4B. Redemption Price and Payment. The Series A Stock to be redeemed on the Redemption Date (as defined in paragraph 4C hereof) shall be redeemed by paying for each share an amount equal to the Adjusted Face Value, plus an amount equal to all dividends accrued or declared but unpaid thereon (the "Redemption Price"), computed to the Redemption Date.


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Such payment shall be made in full on the Redemption Date to the holders entitled thereto.

         4C. Redemption Mechanics. The Corporation must give the holder(s) of the Series A Stock at least thirty (30) days prior written notice (the "Redemption Notice") of such redemption. The Redemption Notice will be sent to the holder(s) of Series A Stock at the address indicated of record on the Corporation's stockholders' list and will indicate (a) the number of shares of Series A Stock held by such holder or holders, (b) the number of shares being redeemed by the Corporation, and (c) the date on which such redemption shall take place (such date being referred to herein as the "Redemption Date"), which date shall not be fewer than thirty (30) days from the date the applicable Redemption Notice is delivered from the Corporation by delivery in person, certified or registered mail, return receipt requested, postage prepaid or by reputable overnight courier service, charges prepaid to the holder. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Stock being redeemed (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         4D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A Stock redeemed pursuant to this paragraph 4 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Stock.

         4E. Priority of Redemption. Except for up to 122,000 shares of the Company's 10% Junior Redeemable Convertible Preferred Stock (the "Redeemable Stock"), which the Corporation shall be permitted to redeem in accordance with the terms thereof prior to the Series A Stock, the Series A Stock shall have priority over shares of all Junior Stock, including but not limited to Common Stock, with respect to the rights of redemption set forth in this paragraph 4. In the event the Corporation has insufficient funds to redeem all of the Series A Stock at the then applicable Redemption Price, the Corporation shall not be permitted to redeem shares of Junior Stock until such time as the Corporation has redeemed all of the issued and outstanding Series A Stock.

         4F. Surrender of Certificates. Each holder of shares of Series A Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the principal offices of the Corporation or such other place as the Corporation may designate in writing on the Redemption Date and upon the payment of the full Redemption Price for such shares as set forth in this Paragraph 4 to the order of the person whose name appears on such certificate(s), each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Series A Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Stock which were not redeemed.

         5. Restrictions and Limitations. For so long as any shares of Series A Stock remain outstanding, and subject to the right of holders of Series A Stock to vote on certain matters separately as a class pursuant to paragraph 1B hereof, the Corporation shall not, without the approval of the holders of at least a majority of the then outstanding shares of Series A Stock:


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                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside a sinking fund for such purpose) any shares of Junior Stock, including without limitation, shares of Common Stock, but excluding up to 122,000 shares of the Corporation's Redeemable Stock;

                  (ii) amend, repeal or change any provision of, or add any provision to, this Designation of Preferences;

                  (iii) amend, repeal or change any provision of the Corporation's Restated and Amended Certificate of Incorporation or By-laws if such action would materially adversely impact the Series A Stock or the designation, powers, preferences and rights and the qualifications, limitations and/or restrictions thereof provided for herein;

                  (iv) permit any significant subsidiary to issue capital stock to any person other than the Corporation or a wholly owned subsidiary (other than as nominee for the Corporation or a wholly-owned subsidiary of the Corporation to comply with applicable law);

                  (v) authorize, designate, issue, and sell shares of preferred stock with powers, rights, and preferences prior or senior to or on a parity with any powers, rights, and preferences of the Series A Stock; or

                  (vi) issue any Common Stock or warrants or options to purchase Common Stock to employees, officers or directors exceeding in the aggregate five percent (5%) of the aggregate amount of Common Stock and warrants and options to purchase Common Stock outstanding on the date hereof, excluding any such issuances pursuant to the Corporation's current plans providing for the issuance of Common Stock or warrants or options to purchase Common Stock to employees, officers and directors and such subsequently adopted plans as may be approved by the holders of the Series A Stock.


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         IN WITNESS WHEREOF, said Corporation has caused this Amended
Designation of Preferences to be signed by Larry H. Ramming, its Chief Executive Officer, and attested by Thomas L. Easley, its Secretary, this the 13th day of April 1999, and by execution hereof does declare and certify that this is the act and deed of the Corporation and the facts herein stated are true.


                                       -----------------------------------------
                                       Larry H. Ramming, Chief Executive Officer



                                       -----------------------------------------
                                       Thomas L. Easley, Secretary